EXHIBIT 4.2

RALPH LAUREN CORPORATION,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 26, 2013

FIRST SUPPLEMENTAL INDENTURE, dated as of September 26, 2013 (this “Supplemental Indenture”), between RALPH LAUREN CORPORATION, a Delaware corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 26, 2013 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), between the Company and the Trustee, providing for the issuance from time to time of the Company’s unsecured senior debt securities in one or more series (the “Securities”) and providing the terms and conditions upon which the Securities are to be authenticated, issued and delivered; and

WHEREAS, Section 2.1 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted therein; and

WHEREAS, pursuant to Section 2.1 of the Base Indenture, as supplemented by this Supplemental Indenture, the Company desires to provide for the issuance of a new series of Securities to be known as its 2.125% Senior Notes due 2018 (the “Notes”), which are to be initially limited in aggregate principal amount as specified in this Supplemental Indenture and the terms, conditions and provisions of which are to be as specified in this Supplemental Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Provisions of the Base Indenture. Except as otherwise expressly provided herein, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect with respect to the Notes. The Base Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the holders of the Notes, and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

SECTION 1.2. Definitions. For purposes of this Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:

(1) Capitalized terms used in this Supplemental Indenture and not defined in this Supplemental Indenture have the meanings ascribed thereto in the Base Indenture;

(2) the term “Notes” as defined in the Base Indenture and as used in any definition therein shall be deemed to include or refer to, as applicable, the Notes;

(3) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all references to Notes shall refer also to any Additional Notes issued in the form of Notes pursuant to Section 2.14 of the Base Indenture;

(7) all references to the date the Notes were originally issued shall refer to the Issue Date or the date any Additional Notes were originally issued, as the case may be;

(8) all references herein to particular Sections or Articles shall refer to this Supplemental Indenture unless otherwise so indicated; and

(9) the following terms have the meanings given to them in this Section 1.2:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Holder” means the Person in whose name a Note is registered on the security register books of the Registrar.

“Independent Investment Banker” means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Issue Date” means the date on which the Notes are originally issued under this Supplemental Indenture.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other Primary Treasury Dealers selected by the Company, and each of their respective successors and any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest on such Note that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

SECTION 1.3. Other Definitions.

Term	Defined in Section
“Additional Notes”	Section 2.1
“Base Indenture”	Recitals
“Company”	Preamble
“Global Notes”	Section 2.4
“Indenture”	Recitals
“Interest Payment Date”	Recitals
“Notes”	Section 2.3
“Supplemental Indenture”	Preamble
“Trustee”	Preamble

ARTICLE II

THE NOTES

SECTION 2.1. Designation and Principal Amount. The Notes are hereby authorized and are designated the “2.125% Senior Notes due 2018”, in an initial aggregate principal amount of $300,000,000, which amount shall be specified in an Authentication Order for the authentication and delivery of Notes pursuant to Article II of the Base Indenture. In addition, the Company shall be entitled to issue, from time to time, without the consent of the Holders, additional Notes (“Additional Notes”), which shall have identical terms as the Notes issued on the Issue Date (in each case, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto), as the case may be, in an unlimited aggregate principal amount, which Additional Notes shall be consolidated and form a single series with the Notes previously issued; provided that if any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. At any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

All Notes issued on the Issue Date and Additional Notes, if any, will be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

SECTION 2.2. Stated Maturity. The Stated Maturity of the Notes shall be September 26, 2018.

SECTION 2.3. Interest. The Notes shall bear interest at the rate of 2.125% per annum from September 26, 2013 or from the most recent Interest Payment Date to which interest has been paid on the Notes. Interest shall be payable semiannually on March 26 and September 26 of each year (each such date, an “Interest Payment Date”), commencing on March 26, 2014, to the Holders in whose names the Notes are registered at the close of business on the regular record date immediately preceding the related Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.4. Form, Dating, Title and Terms. (a) The Notes shall be substantially in the form attached as Exhibit A, in each case with such appropriate provisions as are required or permitted by this Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable laws or the rules of any securities exchange or DTC or as may, consistently herewith, be determined by the Officers executing such Notes, as evidenced by their execution thereof.

The Trustee’s certificate of authentication shall be substantially in the form set forth in Article II of the Base Indenture.

The definitive Notes shall be printed, lithographed or engraved on a steel engraved border or on steel engraved borders or produced by any combination of these methods, if required by any securities exchange on which the Notes may be listed, or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

The Notes shall be issued on the Issue Date in the form of a permanent global Note (each, a “Global Note” and, collectively, the “Global Notes”), deposited with the Trustee, as custodian for DTC, duly executed by the Company, authenticated by the Trustee as provided in Article II of the Base Indenture and dated the date of their authentication. Each Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The principal of and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in Minneapolis, Minnesota, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Base Indenture; provided, however, that at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) upon request of any Holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC.

(b) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(c) Legend for Global Notes. The Global Notes shall bear the legend set forth in Section 2.1(c) of the Base Indenture on the face thereof.

(d) Registrar and Paying Agent; Transfer and Exchange. The Notes shall be subject to the provisions set forth in Sections 2.3 and 2.6 of the Base Indenture governing (i) payment of principal, premium, if any, and interest on the Notes, (ii) registration of transfer or exchange and (iii) maintenance of an office or agency where Notes may be presented for payment.

ARTICLE III

REDEMPTION

SECTION 3.1. Redemption by the Company. (a) The Notes may be redeemed at the option of the Company on the terms and conditions set forth in Section 3.1(b), Article III of the Base Indenture and Section 6 of the Notes.

(b) The Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to, but not including, the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 0.10% (10 basis points), plus accrued and unpaid interest thereon to, but not including, the Redemption Date; provided that if the Company redeems any Notes on or after August 26, 2018 (one month prior to the stated maturity date of the Notes), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

ARTICLE IV

REPURCHASE

SECTION 4.1. Change of Control Repurchase Event. Upon the occurrence of a Change of Control Repurchase Event, the Company shall be required to make a Change of Control Offer in accordance with the terms and conditions of Section 4.4 of the Base Indenture.

ARTICLE V

DEFEASANCE

SECTION 5.1. Defeasance by the Company. The Notes shall be subject to defeasance at the option of the Company in accordance with the terms and conditions set forth in Article VIII of the Base Indenture.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Trust Indenture Act Controls. If any provision of the Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision included or that is required to be included in the Indenture by the Trust Indenture Act, the duty or provision required by the Trust Indenture Act shall control.

SECTION 6.2. Priority of First Supplemental Indenture. If any conflict arises between the terms of the Base Indenture and the terms of this Supplemental Indenture, the terms of this Supplemental Indenture shall be controlling and supersede such conflicting terms of the Base Indenture.

SECTION 6.3. Governing Law. The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6.4. Successors. All agreements of the Company in the Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in the Indenture shall bind its successors.

SECTION 6.5. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 6.6. Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 6.7. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 6.8. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 6.9. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 6.10. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

RALPH LAUREN CORPORATION

By:	/s/ Christopher H. Peterson
Name:	Christopher H. Peterson
Title:	Senior Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

RALPH LAUREN CORPORATION

2.125% SENIOR NOTES DUE 2018

No.	Principal Amount $ [(subject to adjustment as reflected in the Schedule of Increases and Decreases in Global Note attached hereto)]*

CUSIP NO. 751212 AA9

ISIN NO. US751212AA91

Ralph Lauren Corporation, a Delaware corporation, for value received, promises to pay to                             , or registered assigns, the principal sum of                              Dollars [(subject to adjustment as reflected in the Schedule of Increases and Decreases in Global Note attached hereto)]* on September 26, 2018.

Interest Payment Dates: March 26 and September 26 of each year, commencing on [March 26, 2014] [first interest payment date relating to any Additional Notes].

Record Dates: March 11 and September 11 of each year.

Additional provisions of this Note are set forth on the other side of this Note.

*	To be inserted if a Global Note.

IN WITNESS WHEREOF, RALPH LAUREN CORPORATION has caused this Note to be duly executed.

Dated:                  ,

RALPH LAUREN CORPORATION

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF

    AUTHENTICATION

This is one of the Notes referred

to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

    as Trustee

By
Authorized Signatory

Dated:	,

[FORM OF REVERSE SIDE OF NOTE]

[Reverse of Note]

2.125% Senior Notes due 2018

1.	Interest

Ralph Lauren Corporation, a Delaware corporation (together with its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate of 2.125% per annum.

The Company shall pay interest semiannually on March 26 and September 26 of each year (each such date, an “Interest Payment Date”), commencing on March 26, 2014. Interest on the Notes shall accrue from [September 26, 2013] [date of issuance of any Notes], or from the most recent date to which interest has been paid on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company shall pay interest (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 11 or September 11 immediately preceding the Interest Payment Date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company may make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof or by wire transfer to an account located in the United States maintained by the payee.

3.	Paying Agent and Registrar

Wells Fargo Bank, National Association, a national banking association (the “Trustee”), shall initially act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Noteholder. The Company or any of its domestically organized wholly-owned Subsidiaries may act as Paying Agent.

4.	Indenture

The Company issued the Notes under an Indenture dated as of September 26, 2013 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of September 26, 2013 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Trust Indenture Act”). Terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. The Note is one of the Notes referred to in the Supplemental Indenture. The Notes of this series include the Notes of this series issued on the Issue Date and any Additional Notes of this series issued in accordance with Section 2.14 of the Base Indenture. The Notes of this series and any Additional Notes of this series are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to create liens, enter into sale and leaseback transactions and enter into mergers and consolidations.

5.	Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event, the Company will be required to make an offer to each Holder to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the terms contemplated in Section 4.4 of the Base Indenture.

6.	Redemption

The Notes shall be redeemable, in whole or in part, at any time and from time to time, at the option of the Company, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to, but not including, the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 0.10% (10 basis points), plus accrued and unpaid interest thereon to, but not including, the Redemption Date; provided that if the Company redeems any Notes on or after August 26, 2018 (one month prior to the stated maturity date of the Notes), the redemption price for those Notes will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other Primary Treasury Dealers selected by the Company, and each of their respective successors and any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest on such Note that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

7.	Notice of Redemption

At least 30 days but not more than 60 days before a date for redemption of Notes by the Company pursuant to Article III of the Supplemental Indenture, the Company shall mail (or, at the Company’s option in the case of Notes held in book-entry form, send by electronic transmission) a notice of redemption by first-class mail to each Holder of Notes to be redeemed at its registered address. Notes in denominations of principal amount larger than $2,000 may be redeemed in part but only in integral multiples of $1,000 in excess thereof. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof, if applicable) to be redeemed on the date of redemption is deposited with the Paying Agent on or before 11:00 a.m. (New York City time) on such redemption date (or, if the Company or any of its Subsidiaries is the Paying Agent, such money is segregated and held in trust) and certain other conditions are satisfied, on and after such date interest shall cease to accrue on such Notes (or such portions thereof) called for redemption.

8.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register, transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of redemption of Notes to be redeemed and ending on the date of such mailing.

9.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

10.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years after the date of payment of principal and interest, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.	Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes of this series and the Indenture as it relates to the Notes of this series if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes and (ii) any default or noncompliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange for Notes). However, the Indenture requires the consent of each Noteholder that would be affected for certain specified amendments or modifications of the

Indenture and the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Company and the Trustee may amend the Indenture or the Notes, among other things, to cure any ambiguity, omission, defect or inconsistency, or to evidence the succession of another Person to the Company and the assumption by any such Person of the obligations of the Company in accordance with Article V of the Indenture, or to add any additional Events of Default, or to add to the covenants of the Company for the benefit of the Holders of the Notes or surrender rights and powers conferred on the Company, or to add one or more guarantees for the benefit of the Holders of the Notes, or to add collateral security with respect to the Notes, or to add or appoint a successor or separate trustee or other agent, or to provide for the issuance of Additional Notes, or to comply with any requirements in connection with qualifying the Indenture under the Trust Indenture Act, or to comply with the rules of any applicable securities depository, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to change any other provision if the change does not adversely affect in any material respect the interests of any Noteholder.

13.	Defaults and Remedies

Under the Indenture, Events of Default include (i) default in payment of interest on the Notes of this series that continues for 30 days; (ii) default in payment of principal of or premium on the Notes of this series at its stated maturity, upon optional redemption or otherwise; (iii) failure by the Company to repurchase Notes of this series tendered for repurchase following a Change of Control Repurchase Event, (iv) failure by the Company to comply with any covenant or agreement in the Indenture or the Notes, which continues for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding notes; (v) failure to make any payment at maturity, including any applicable grace period, in respect of Indebtedness of the Company or the Company’s Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) with an aggregate principal amount then outstanding in excess of $100,000,000, subject to certain conditions; (vi) default in respect of other Indebtedness of the Company or the Company’s Subsidiaries (other than Indebtedness of the Company or of any of its Subsidiaries owing to the Company or any of its Subsidiaries) in an amount in excess of $100,000,000, which results in the acceleration of such Indebtedness, subject to certain conditions; and (vii) certain events of bankruptcy or insolvency involving the Company.

If an Event of Default occurs and is continuing with respect to Notes of this series, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of this series may declare all the Notes of this series to be due and payable immediately. Certain events of bankruptcy or insolvency involving the Company are Events of Default which will result in the Notes of this series being due and payable immediately upon the occurrence of such Events of Default.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes of this series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it in good faith determines that withholding notice is not opposed to their interest.

14.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others

A director, officer, employee or stockholder (other than the Company), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (custodian) and U/G/M/A (Uniform Gift to Minors Act).

18.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers and/or other similar numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers and/or other similar numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint              as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature

Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

Sign exactly as your name appears on the other side of this Note.

[TO BE ATTACHED IF A GLOBAL NOTE]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Decrease or Increase	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian